Exhibit (i)

Dechert LLP

1775 I Street, N.W.

Washington, DC 2006

May 28, 2008

The FBR Funds

1001 Nineteenth Street North

Arlington, VA 22209

Dear Ladies and Gentlemen:

We have acted as counsel for The FBR Funds (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 15 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized: (i) Class R shares, of beneficial interest of the FBR Pegasus Small Cap Growth FundTM, FBR Focus Fund,  FBR Small Cap Financial Fund and FBR Gas Utility Index Fund; and (ii) Class I shares, of beneficial interest of the FBR Pegasus FundTM, FBR Pegasus Mid Cap FundTM, FBR Pegasus Small Cap FundTM, FBR Pegasus Small Cap Growth FundTM, FBR Focus Fund and  FBR Small Cap Financial Fund (together, the “Funds”), under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Trust Instrument and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Funds’ shares proposed to be sold pursuant to Post-Effective Amendment No. 15 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 15 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about May 30, 2008 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP